Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic reports Strong FOURTH fiscal quarter 2013 financial results

Same-store sales trends position company for solid start to 2014

OKLAHOMA CITY (October 21, 2013) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the fourth quarter and fiscal year ended August 31, 2013.

Key highlights of the company's fourth fiscal quarter included:

•	The company's net income was $0.21 per diluted share compared with net income per diluted share of $0.25 in the fourth fiscal quarter of fiscal 2012;
•	Excluding certain adjustments, which are detailed below, net income per diluted share increased 20% to $0.30 from $0.25 in the fourth fiscal quarter of 2012; and
•

As previously announced, system-wide same-store sales increased 5.9% during the fourth fiscal quarter, consisting of a  6.0% same-store sales increase at franchise drive-ins and an increase of 5.2% at company drive-ins.

Key highlights of the company's fiscal year 2013 included:

•	The company's net income was $0.64 per diluted share compared with net income per diluted share of $0.60 in fiscal 2012;
•	Excluding certain adjustments, which are detailed below, net income per diluted share increased 20% to $0.72 from $0.60 in fiscal 2012;
•	System-wide same-store sales increased 2.3%, consisting of a 2.3% same-store sales increase at franchise drive-ins and an increase of 2.5% at company drive-ins;
•	Company drive-in margins improved by 60 basis points; and
•	The company purchased $35.5 million in stock representing 6% of the company’s outstanding shares.

“Strong same-store sales during our summer quarter highlighted the strength and momentum of our business,” said Cliff Hudson, Chairman, Chief Executive Officer and President.  “We are very pleased with our sales and profit performance in our fourth quarter and for fiscal year 2013, which resulted in an earnings per share increase for each period of 20% on an adjusted basis.  As we look to fiscal year 2014, we will continue to focus on key initiatives such as increased media effectiveness, our innovative product pipeline and layered day-part promotional strategy to continue to drive same-store sales growth and, in turn, margin improvement.”

In the fourth fiscal quarter, the company refinanced a portion of its fixed rate debt with the issuance of $155 million of 2013-1 Senior Secured Fixed Rate Notes in a private transaction at an interest rate of 3.75% per annum, resulting in annual interest savings of $2.5 million.  The board also extended the existing share repurchase program through August 31, 2014 with a total authorization of $40 million.  During fiscal year 2013, the company repurchased $35.5 million of stock representing approximately 6% of its outstanding shares.  Hudson added,  “In fiscal 2014, we will continue to utilize the strength and flexibility of our business model to grow operating income and use our free cash flow1 to invest in our brand, repurchase stock and pay down debt.

“Our success is the result of our long-standing initiatives to improve customer service, product quality and value perception, which in fiscal 2014 will include new technology investments to enhance the guest experience,” added Hudson.  “All of these initiatives drive our multi-layered growth strategy which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow, increasing royalty revenues and new drive-in development over the next few years.  This strategy is expected to result in solid double-digit earnings per share growth in the near and long term.”

Same-Store Sales

For the fourth quarter ended August 31, 2013, system-wide same-store sales increased 5.9%, which was comprised of a 6.0% same-store sales increase at franchise drive-ins and an increase of 5.2% at company drive-ins.  For the 12 months ended August 31, 2013, system-wide same-store sales increased 2.3%, including a 2.3% same-store sales increase at franchise drive-ins and a 2.5% increase at company drive-ins.

Financial Overview

For the fourth fiscal quarter ended August 31, 2013, the company's net income totaled $12.2 million or $0.21 per diluted share compared with net income of $14.5 million or $0.25 per diluted share in the same period in the prior year.  Excluding the adjustments noted below, net income and net income per diluted share for the fourth fiscal quarter increased 19% and 20%, respectively.

During the fourth fiscal quarter of fiscal 2013, the company recognized a $3.9 million ($2.5 million after-tax) debt extinguishment charge in connection with the partial debt refinancing described above, a $2.4 million ($1.5 million after-tax) write-down associated with the closure of 12 lower-performing company drive-ins and a $1.6 million ($1.0 million after-tax) impairment charge for the write-down of assets associated with a  change in the vendor that is implementing the Sonic system’s new point-of-sale technology.

For fiscal 2013, net income totaled $36.7 million or $0.64 per diluted share compared with net income of $36.1 million or $0.60 per diluted share for fiscal 2012.  Excluding the adjustments noted below, net income and net income per diluted share for fiscal 2013 increased 14% and 20%, respectively.

In fiscal 2013, the company recognized $4.4 million ($2.8 million after-tax) in debt extinguishment charges in connection with a prepayment of debt and partial debt refinancing, a $2.4 million ($1.5 million after-tax) write-down associated with the closure of 12 lower-performing company drive-ins and a $1.6 million ($1.0 million after-tax) impairment charge for the write-down of assets associated with the change in the vendor that is implementing the system’s  new point-of-sale technology, offset by a $0.7 million tax benefit associated with the reinstatement of the Work Opportunity Tax Credit (“WOTC”) and the resolution of certain tax matters.

The following non-GAAP adjustments are intended to supplement the presentation of the company's financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

	Three months ended		Three months ended
	August 31, 2013		August 31, 2012
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$12,198	$0.21	$14,502	$0.25	$(2,304)	(16)%	$(0.04)	(16)%
After-tax loss from early extinguishment of debt	2,483	0.04	-	-
After-tax loss on closure of Company Drive-Ins	1,510	0.03	-	-
After-tax impairment charges for point-of-sale assets	1,013	0.02	-	-
Adjusted - Non-GAAP	$17,204	$0.30	$14,502	$0.25	$2,702	19%	$0.05	20%

	Fiscal year ended		Fiscal year ended
	August 31, 2013		August 31, 2012
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$36,701	$0.64	$36,085	$0.60	$616	2%	$0.04	7%
After-tax loss from early extinguishment of debt	2,798	0.05	-	-
Retroactive tax benefit of WOTC and resolution of tax matters	(743)	(0.02)	-	-
After-tax loss on closure of Company Drive-Ins	1,510	0.03	-	-
After-tax impairment charge for point-of-sale assets	1,013	0.02	-	-
Adjusted - Non-GAAP	$41,279	$0.72	$36,085	$0.60	$5,194	14%	$0.12	20%

For the fourth fiscal quarter ended August 31, 2013, company drive-in sales increased by $6.3 million, or 5.7% compared to the same period in the prior year.  Company drive-in sales for fiscal 2013 decreased by $2.1 million compared to the same period in the prior year primarily as a result of the refranchising of 34 company drive-ins during the second fiscal quarter of 2012.

Development

For the fourth fiscal quarter ended August 31, 2013, 17 new drive-ins were opened, of which 16 were opened by franchisees, similar to drive-in openings during the fourth fiscal quarter of 2012.  For fiscal 2013 there were 27 new drive-in openings including 25 new franchise drive-ins.

Fiscal Year 2014 Outlook

The company expects its initiatives to drive 14% to 15% earnings per share growth in fiscal 2014 as compared to the adjusted Non-GAAP earnings per share for fiscal 2013.   The macroeconomic environment and its impact on consumer confidence, in addition to the pacing of capital investments, may impact results.  The outlook for fiscal 2014 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
•	Company drive-ins are expected to perform above the system average in the back half of the fiscal year as new digital point-of-purchase technology and a new point-of-sale system are implemented;
•	40 to 50 new franchise drive-in openings and fewer drive-in closings than in fiscal 2013;
•

Drive-in-level margins improving between 75 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins and the implementation of the new point-of-sale system in company drive-ins;

•	Selling, general and administrative expenses of $69 million to $70 million;
•	Depreciation and amortization expense of $42.5 million to $43 million;
•	Net interest expense of approximately $25 million;
•

An income tax rate of between 37% to 37.5%, which may vary depending upon the reinstatement of employment tax credit programs that are scheduled to expire on December 31, 2013 and pending resolution of certain tax matters;

•	Capital expenditures of $65 million to $70 million, which assumes the implementation of a new point-of-sale system and digital point-of-purchase technology in company drive-ins during fiscal 2014;
•	Free cash flow of approximately $15 million to $25 million; and
•	The repurchase of $40 million of stock across the fiscal year utilizing existing cash and free cash flow.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. EDT.  The conference call can be accessed live by dialing (888) 806-6221 or (913) 312-0830 for international callers.  A replay will be available one hour after the call and can be accessed by dialing  (877) 870-5176  or  (858) 384-5517 for international callers; the conference ID is 8270295.  The replay will be available until Monday, October 28, 2013.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day.  Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America's “#1 burger quick service restaurant” in the 2013 Temkin Experience Ratings report.  For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com.   Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2013	2012	2013	2012
Revenues:
Company Drive-In sales	$116,689	$110,406	$402,296	$404,443
Franchise Drive-Ins:
Franchise royalties and fees	38,988	37,182	130,737	128,013
Lease revenue	1,261	1,970	4,785	6,575
Other	1,864	1,382	4,767	4,699
Total revenues	158,802	150,940	542,585	543,730
Costs and expenses:
Company Drive-Ins:
Food and packaging	33,591	30,764	114,545	113,775
Payroll and other employee benefits	39,674	38,168	142,511	144,531
Other operating expenses, exclusive of
depreciation and amortization included below	24,010	23,265	86,153	89,164
Total cost of Company Drive-In sales	97,275	92,197	343,209	347,470

Selling, general and administrative	17,482	16,721	66,022	65,173
Depreciation and amortization	9,940	10,650	40,387	41,914
Provision for impairment of long-lived assets	1,776	388	1,776	764
Other operating (income) expense, net	2,296	82	1,943	(531)
Total costs and expenses	128,769	120,038	453,337	454,790
Income from operations	30,033	30,902	89,248	88,940

Interest expense	6,805	7,801	29,098	31,608
Interest income	(130)	(153)	(592)	(630)
Loss from early extinguishment of debt	3,951	-	4,443	-
Net interest expense	10,626	7,648	32,949	30,978
Income before income taxes	19,407	23,254	56,299	57,962
Provision for income taxes	7,209	8,752	19,598	21,877
Net income	$12,198	$14,502	$36,701	$36,085

Basic income per share	$0.22	$0.25	$0.65	$0.60
Diluted income per share	$0.21	$0.25	$0.64	$0.60

Weighted average basic shares	56,061	58,103	56,384	60,078
Weighted average diluted shares	57,408	58,386	57,191	60,172

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2013	2012	2013	2012
Drive-Ins in Operation
Company:
Total at beginning of period	407	409	409	446
Opened	1	1	2	1
Acquired from (sold to) franchisees	-	-	1	(35)
Closed (net of re-openings)	(12)	(1)	(16)	(3)
Total at end of period	396	409	396	409
Franchise:
Total at beginning of period	3,119	3,141	3,147	3,115
Opened	16	17	25	36
Acquired from (sold to) the company	-	-	(1)	35
Closed (net of re-openings)	(9)	(11)	(45)	(39)
Total at end of period	3,126	3,147	3,126	3,147
System-wide:
Total at beginning of period	3,526	3,550	3,556	3,561
Opened	17	18	27	37
Closed (net of re-openings)	(21)	(12)	(61)	(42)
Total at end of period	3,522	3,556	3,522	3,556

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$116,689	$110,406	$402,296	$404,443
Average drive-in sales	286	270	990	958
Change in same-store sales	5.2%	4.3%	2.5%	2.8%
Franchised Drive-Ins:
Total sales	$1,003,216	$946,330	$3,479,880	$3,386,218
Average drive-in sales	327	301	1,125	1,081
Change in same-store sales	6.0%	2.1%	2.3%	2.2%
System-wide:
Change in total sales	6.0%	2.1%	2.4%	2.7%
Average drive-in sales	$322	$297	$1,109	$1,066
Change in same-store sales	5.9%	2.3%	2.3%	2.2%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2013	2012	2013	2012
Revenues (in thousands)
Company Drive-In sales	$116,689	$110,406	$402,296	$404,443
Franchise Drive-Ins:
Franchise royalties	38,518	36,009	130,009	125,989
Franchise fees	470	1,173	728	2,024
Lease revenue	1,261	1,970	4,785	6,575
Other	1,864	1,382	4,767	4,699
Total revenues	$158,802	$150,940	$542,585	$543,730

	Three months ended		Fiscal year ended
	August 31,		August 31,
	2013	2012	2013	2012
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.8%	27.9%	28.5%	28.1%
Payroll and employee benefits	34.0	34.6	35.4	35.7
Other operating expenses	20.6	21.0	21.4	22.1
Cost of Company Drive-In sales	83.4%	83.5%	85.3%	85.9%

	August 31,	August 31,
	2013	2012
Selected Balance Sheet Data	(In thousands)
Cash and cash equivalents	$77,896	$52,647
Current assets	140,722	107,151
Property, equipment and capital leases, net	399,661	443,008
Total assets	$660,794	$680,760

Current liabilities, including capital lease obligations and
long-term debt due within one year	$72,930	$80,516
Obligations under capital leases due after one year	22,458	27,377
Long-term debt due after one year	437,380	466,613
Total liabilities	583,330	621,513
Stockholders' equity	$77,464	$59,247